Exhibit 4.4

NEITHER THIS WARRANT (AS DEFINED BELOW) NOR ANY SECURITIES THAT MAY BE ISSUED UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR OTHERWISE QUALIFIED UNDER ANY STATE SECURITIES LAW. NEITHER THIS WARRANT NOR ANY SUCH SECURITIES MAY BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND REGISTRATION OR OTHER QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY (AS DEFINED BELOW), THAT SUCH REGISTRATION OR OTHER QUALIFICATION IS NOT REQUIRED.

TANDEM DIABETES CARE, INC.

PREFERRED STOCK WARRANT

This Preferred Stock Warrant (this “Warrant”) is issued as of             , 201     (the “Issuance Date”), in connection with that certain Convertible Promissory Note dated as of even date herewith, in the initial principal amount of                                          and     /100 Dollars ($        .    ) (the “Note”), which was delivered by Tandem Diabetes Care, Inc., a Delaware corporation (the “Company”), to                      (the “Holder”) according to the terms of that certain Note and Warrant Purchase Agreement, dated as of even date herewith, by and between the Company and the investors party thereto (the “Purchase Agreement”), pursuant to which the Holder subscribed to purchase the Note and this Warrant. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Note.

1. Number of Shares; Exercise Price. Subject to the terms and conditions set forth herein, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company identifies in a written notice delivered to the Holder), to purchase from the Company a number of shares of the Company’s capital stock as follows:

(a) in the event of a Qualified Financing, to purchase from the Company up to the number of fully paid and nonassessable shares of Qualified Securities sold in such Qualified Financing that equals the quotient obtained by dividing (i) the aggregate Warrant Coverage Amount (as defined below) by (ii) the applicable Exercise Price (as defined below); or

(b) prior to the Qualified Financing, to purchase from the Company up to the number of fully paid and nonassessable shares of Series C Preferred Stock that equals the quotient obtained by dividing (i) the aggregate Warrant Coverage Amount by (ii) the applicable Exercise Price.

(c) The shares of either Qualified Securities or Series C Preferred Stock, as the case may be, that are issuable pursuant to this Section 1 (the “Shares”) also shall be subject to adjustment pursuant to Section 6 hereof.

(d) For purposes of this Warrant, the “Warrant Coverage Amount” shall mean forty percent (40%) of the original principal amount of the Note.

(e) The per share purchase price for the Shares shall be (i) in the case of Qualified Securities, the per share purchase price of Qualified Securities issued in a Qualified Financing or (ii) in the case of Series C Preferred Stock, $44.00 per share. In each case, such price shall be subject to adjustment pursuant to Section 6 hereof. Such purchase price, as adjusted from time to time, is referred to herein as the “Exercise Price.”

2. Exercise Period. This Warrant is exercisable as to the Shares covered hereby during the period commencing on the Issuance Date and continuing until 5:00 p.m. Pacific Time on the date which is ten (10) years following the Issuance Date, at which time this Warrant shall expire (the “Expiration Date”). Notwithstanding anything else to the contrary contained herein, should a Change of Control occur after the issuance of this Warrant and before the Expiration Date, then this Warrant shall be exercisable as to the Shares covered hereby as of immediately prior to the consummation of such Change of Control.

3. Method of Exercise.

3.1 Cash Exercise. Subject to Sections 1 and 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced by this Warrant. Such exercise shall be effected by: (i) the surrender of this Warrant, together with a duly executed copy of the form of exercise notice attached hereto as Annex I (the “Exercise Notice”), to the secretary of the Company at its principal office, accompanied by (ii) the payment to the Company by cash, check or wire transfer of an amount equal to the product of (A) the Exercise Price multiplied by (B) the number of Shares being purchased (such product, the “Purchase Price”).

3.2 Net Issuance. In lieu of payment of the Purchase Price described in Section 3.1 above, the Holder may elect to receive, without the payment by the Holder of any additional consideration, Shares equal to the value of this Warrant or any portion hereof, by the surrender of this Warrant or such portion to the Company, with the Exercise Notice duly executed and so signifying the net issuance election, to the secretary of the Company at its principal office. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable Shares as is computed using the following formula:

where:	X = Y (A-B)
A

X = the number of Shares to be issued to the Holder.

Y = the number of Shares covered by this Warrant in respect of which the net issuance election is made.

A = the “fair market value” of one Share, as determined in accordance with the provisions of this Section 3 as of the date of calculation.

B = the Exercise Price in effect under this Warrant at the time the net issuance election is made.

For purposes of this Section 3, the “fair market value” per Share shall be determined as follows:

(a) if traded on a securities exchange, the fair market value shall be deemed to be the average of the closing prices of the Shares on such exchange over the 30-day period ending three days prior to the closing of such transaction;

(b) if actively traded over-the-counter, the fair market value shall be deemed to be the average of the closing bid prices of the Shares over the 30-day period ending three days prior to the closing of such transaction; or

3.3 if there is no active public market for the Shares, the fair market value shall be determined in good faith by the Board of Directors of the Company.

4. Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased shall be issued and delivered to the Holder as soon as practicable thereafter. Upon any partial exercise of this Warrant, the Company shall forthwith issue and deliver to the Holder a new warrant or warrants of like tenor as this Warrant for the remaining portion of the Shares for which this Warrant may still be exercised.

5. Issuance of Shares.

5.1 The Company covenants that the Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully-paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof (except for any applicable transfer taxes, which shall be paid by the Holder).

5.2 Any shares of Common Stock of the Company issuable or issued upon conversion of the Shares shall be deemed to be “Registrable Securities” for the purposes of the Second Amended and Restated Investors’ Rights Agreement, dated May 18, 2009, by and among the Company and the investors party thereto, as amended. In addition, the Shares shall also be subject to the terms of the Second Amended and Restated Voting Agreement, dated May 18, 2009, by and among the Company and the other parties thereto, as amended.

6. Adjustment of Exercise Price and Number of Shares. The number of and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

6.1 Subdivisions, Combinations and Other Issuances. If the Company shall at any time or from time to time prior to the Expiration Date subdivide shares of Common Stock, by forward stock split or otherwise, or combine such shares, or issue additional such shares as a dividend with respect to any such shares, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per Share, but the Purchase Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 6.1 shall become effective as of the record date of such subdivision, combination, dividend, or other distribution, or in the event that no record date is fixed, upon the making of such subdivision, combination or dividend.

6.2 Merger, Consolidation, Reclassification, Reorganization, Etc. In case of any change in the Shares prior to the Expiration Date (other than as a result of a subdivision, combination, or stock dividend provided for in Section 6.1 above), whether through merger, consolidation, reclassification, reorganization, partial or complete liquidation, purchase of substantially all the assets of the Company, or other change in the capital structure of the Company, then, as a condition of such change, lawful and adequate provision will be made so that the Holder will have the right thereafter to receive upon the exercise of the Warrant the kind and amount of shares of stock or other securities or property to which he would have been entitled if, immediately prior to such event, he had held the number of Shares obtainable upon the exercise of the Warrant. In any such case, appropriate adjustment will be made in the application of the provisions set forth herein with respect to the rights and interest thereafter of the Holder, to the end that the provisions set forth herein will thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the exercise of the Warrant. The Company will not permit any change in its capital structure to occur unless the issuer of the shares of stock or other securities to be received by the Holder, if not the Company, agrees to be bound by and comply with the provisions of this Warrant.

7. Further Limitations on Disposition. The Holder agrees not to dispose of all or any portion of the Shares unless and until there is then in effect a registration statement under the Securities Act of 1933, as amended (the “Act”) covering such proposed disposition and such disposition is made in accordance with such registration statement, or (a) the Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (b) if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Shares under the Act.

8. No Fractional Shares. Notwithstanding any provisions to the contrary in this Warrant, the Company shall not be required to issue certificates representing fractional Shares, but may instead make a payment in cash based on the fair market value of the Company’s Shares as determined in good faith by the Company’s Board of Directors.

9. No Rights as Shareholders. Prior to the exercise of this Warrant, the Holder shall not be entitled to any rights of a shareholder of the Company, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any pre-emptive rights, and the Holder shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein or as otherwise agreed.

10. Loss, Etc. of Warrant. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant if mutilated, and upon reimbursement of the Company’s reasonable incidental expenses, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

11. Miscellaneous.

11.1 Further Acts. Each of the parties hereto agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Warrant.

11.2 Notices. Unless otherwise provided, all notices and other communications required or permitted under this Warrant shall be in writing and shall be mailed by United States first-class mail, postage prepaid, sent by facsimile or delivered personally by hand or by a nationally recognized courier addressed to the party to be notified at the address or facsimile number indicated for such person in the Purchase Agreement, or at such other address or facsimile number as such party may designate by ten (10) days’ advance written notice to the other parties hereto. All such notices and other written communications shall be effective on the date of mailing, confirmed facsimile transfer or delivery.

11.3 Amendments. This Warrant may be amended, modified or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the Company and the Holders holding Warrants issued under the Purchase Agreement with the right to purchase a majority of the Shares under all the Warrants issued under the Purchase Agreement (as determined based upon the date of such amendment). Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Holders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

11.4 Transferability. Subject to compliance with applicable federal and state securities laws and any other contractual restrictions between the Company and the Holder, this Warrant and all rights hereunder are transferable in whole or in part by the Holder upon written notice to the Company. Within a reasonable time after the Company’s receipt of an executed instrument of assignment, in form and substance reasonably acceptable to the Company, the transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the new holders one or more appropriate new warrants. Any attempted transfer or assignment of this Warrant (or any portion thereof) not complying with this Section 11.4 shall be null and void.

11.5 Headings; References. The headings of sections contained in this Warrant are included herein for reference purposes only, solely for the convenience of the parties hereto, and shall not in any way be deemed to effect the meaning, interpretation or applicability of this Warrant or any term, condition or provision hereof.

11.6 Successors and Assigns. All of the covenants, stipulations, promises, and agreements in this Warrant shall bind and inure to the benefit of the parties’ respective successors and assigns, whether so expressed or not.

11.7 Applicable Law. This Warrant shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

11.8 Attorneys’ Fees. In the event that any party to this Warrant shall commence any suit, action, arbitration or other proceeding to interpret this Warrant, or to determine or enforce any right or obligation created hereby, including but not limited to any action for rescission of this Warrant or for a determination that this Warrant is void or ineffective ab initio, the prevailing party in such action shall recover such party’s reasonable costs and expenses incurred in connection therewith, including reasonable attorneys’ fees and costs of appeal, if any. Any court, arbitrator or panel of arbitrators shall, in entering any judgment or making any award in any such suit, action, arbitration or other proceeding, in addition to any and all other relief awarded to such prevailing party, include in such judgment or award such party’s costs and expenses as provided in this Section 11.8.

11.9 Entire Agreement. The terms and provisions of the Loan Documents (as defined in the Purchase Agreement) supersede all written and oral agreements and representations made by or on behalf of the Company. The Loan Documents contain the entire agreement of the parties.

11.10 Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

11.11 Execution and Counterparts. This Warrant may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one instrument. Any one of such counterparts shall be sufficient for the purpose of proving the existence and terms of this Warrant, and no party shall be required to produce an original or all of such counterparts in making such proof.

11.12 Payments. Payments under this Warrant shall be due and payable in lawful money of the United States of America in funds which are or will be available for next business day use by the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer.

COMPANY:

TANDEM DIABETES CARE, INC., a Delaware corporation

By:
Kim Blickenstaff
Chief Executive Officer

HOLDER:

By:

SIGNATURE PAGE TO WARRANT

ANNEX I

NOTICE OF EXERCISE

TO:

1. The undersigned Warrantholder (“Holder”) elects to acquire the Shares of Tandem Diabetes Care, Inc. (the “Company”), pursuant to the terms of the Warrant dated             , 201     (the “Warrant”).

2. The Holder exercises its rights under the Warrant as set forth below:

☐	The Holder elects to purchase Shares as provided in Section 3.1 and tenders herewith a check in the amount of $ as payment of the Purchase Price.

☐	The Holder elects to net issue exercise the Warrant for Shares as provided in Section 3.2 of the Warrant.

3. The Holder surrenders the Warrant with this Notice of Exercise.

4. The Holder represents that it is acquiring the aforesaid Shares for investment and not with a view to, or for resale in connection with, distribution and that the Holder has no present intention of distributing or reselling the shares unless in compliance with all applicable federal and state securities laws.

5. Please issue a certificate representing the Shares in the name of the Holder or in such other name as is specified below:

Name:

Address:

Taxpayer

I.D.:

By:

Name:

Title:

Date:

ANNEX II